Exhibit 99.1

Contact:

Christopher Taylor

Vice President

Investor Relations and Corporate Communications

781-398-2466

For Immediate Release

Oscient Pharmaceuticals Restructures Commercial Organization

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Waltham, Mass., February 11, 2009 – Oscient Pharmaceuticals Corporation (NASDAQ: OSCI) today announced a strategic realignment of its commercial organization to more aggressively preserve the Company’s financial resources, while retaining coverage of those physicians with potential to generate the highest volume of prescriptions. In addition, Oscient has engaged Broadpoint Capital, Inc. (NASDAQ: BPSG) to advise the Company on strategic options, including the potential sale of the Company.

As a result of this restructuring, Oscient will implement a workforce reduction of approximately 32% of its 305 employees across the United States. Employees affected by the restructuring will be offered severance benefits. The Company is also eliminating approximately 25 positions which have been vacant. Following the staff reductions, the Company will have approximately 35 employees at its offices in Waltham, MA and Skillman, NJ; and approximately 170 field employees across the United States.

“Given current capital market constraints and our limited cash resources, we determined that the best way to position our organization for a potential partnership or acquisition was to take the difficult steps to realign our commercial organization and reduce cash required for operations,” said Steven M. Rauscher, President and CEO of Oscient Pharmaceuticals. “We appreciate the many contributions of those employees impacted, and will work to ease their transitions.”

Oscient expects that the cumulative impact of these decisions will reduce current annualized payroll expenses by approximately $8 million. The Company expects to record a restructuring charge of approximately $2 million in the first quarter of 2009, primarily representing cash payments for severance expenses, the majority of which will be paid in the first and second quarters. Additional financial details may be provided when 2008 financial results are announced in March 2009.

“We have taken significant measures to decrease current expenditures, including a reduction of cash interest payments on our long-term debt, a reduction in operating expenditures, and the elimination of cash bonus payments to officers and office personnel,” added Mr. Rauscher. “During this period of economic uncertainty, the pharmaceutical industry has experienced a slowing in the growth of branded pharmaceutical products, a trend which began in 2008. Even with recent steps to extend debt maturities and reduce the Company’s overall indebtedness by more than $125 million, we believe it is necessary and prudent to take the additional steps announced today.”

-more-

Oscient Pharmaceuticals/ 1000 Winter Street Waltham MA 02451

t: 781.398.2300 f: 781.893.9535 www.oscient.com

Strategic Restructuring

February 11, 2009

About Oscient Pharmaceuticals

Oscient Pharmaceuticals Corporation is a commercial-stage pharmaceutical company marketing two FDA-approved products in the United States: ANTARA® (fenofibrate) capsules, a cardiovascular product and FACTIVE® (gemifloxacin mesylate) tablets, a fluoroquinolone antibiotic. ANTARA is indicated for the adjunct treatment of hypercholesterolemia (high blood cholesterol) and hypertriglyceridemia (high triglycerides) in combination with diet. FACTIVE is approved for the treatment of acute bacterial exacerbations of chronic bronchitis and community-acquired pneumonia of mild to moderate severity. Oscient promotes ANTARA and FACTIVE through a national sales force calling on primary care physicians, cardiologists, endocrinologists and pulmonologists.

For important information regarding the safety and use of ANTARA and FACTIVE, please see the full prescribing information available at www.antararx.com and www.factive.com.

Forward-Looking Statement

This news release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements with regard to (i) the Company’s plan to implement a workforce reduction to preserve its financial resources, (ii) the Company’s intent to continue to target its sales and marketing efforts on those physicians with potential to generate the highest number of prescriptions, (iii) the improved positioning of the Company as a potential acquisition candidate as a result of the workforce reduction, and (iv) the anticipated $8 million reduction in annualized payroll expenses and the restructuring charge of $2 million associated with the implementation of the workforce reduction. Forward-looking statements represent our management’s judgment regarding future events. Forward-looking statements typically are identified by use of terms such as “may,” “will,” “should,” “plan,” “expect,” “intend,” “anticipate,” “estimate,” and similar words, although some forward-looking statements are expressed differently. We do not plan to update these forward-looking statements. You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of risks affecting our business. These risks include, but are not limited to (a) our ability to maintain the listing of our common stock on The NASDAQ Global Market; (b) our ability to successfully commercialize and market ANTARA or FACTIVE due to: the limitations on our resources and experience in the commercialization of products; lack of acceptance by physicians, patients and third party payors; unanticipated safety, product liability, efficacy, or other regulatory issues; delays in recruiting and training sales personnel; problems relating to manufacturing or supply; delays in the supply of products by the third party manufacturers and suppliers on which we rely; inadequate distribution of the products by wholesalers, pharmacies, hospitals and other customers; and competition from other products; (c) the delay in or inability to obtain additional regulatory approvals of our products and product candidates due to negative, inconclusive or insufficient results in ongoing or future clinical trials, the FDA or EMEA requiring additional information or data, delays in the progress of ongoing clinical trials, safety concerns arising with respect to our products or product candidates and disputes with the third parties from whom we license our products or product candidates; (d) our ability to raise additional funds and/or refinance our maturing and existing debt or debt that may be accelerated due to our inability to maintain our common stock listing on a U.S. national securities exchange or approved for listing on a U.S. system of automated dissemination of quotations and to fund our operations including sales and marketing activities and potential product acquisitions; and (e) our ability to defend our intellectual property position for ANTARA and FACTIVE and claims against us by third parties. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are described under the heading “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ending September 30, 2008 and in other filings that we may make with the Securities and Exchange Commission from time to time.

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